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                                                                    Exhibit 23.2

                        CONSENT OF THE APPOINTED ACTUARY




We consent to the use in this Registration Statement on Form F-3 of Kingsway Financial Services Inc. of our Appointed Actuary's Report dated February 18, 2002 with respect to our review of management's valuation of the unpaid claim liabilities of the insurance and reinsurance subsidiaries of Kingsway Financial Services Inc. for its consolidated balance sheets as at December 31, 2001 and 2000 and their changes in the consolidated statements of operations for the years then ended, which appear in such Registration Statement and are incorporated by reference therein.




KPMG LLP

Claudette Cantin, F.C.I.A.
Toronto, Canada
October 21, 2002